Exhibit 21


               LIST OF SUBSIDIARIES OF FARMERS & MERCHANTS BANCORP

Farmers & Merchants Bank of Central California (incorporated in California)

F & M Bancorp, Inc. (incorporated in California)

FMCB Statutory Trust I (incorporated in Connecticut)

Farmers & Merchants Investment Corporation (incorporated in California), a subsidiary of Farmers & Merchants Bank of Central California.

Farmers/Merchants Corp. (incorporated in California), a subsidiary of Farmers & Merchants Bank of Central California.